EXHIBIT 21.1

SUBSIDIARIES OF VOLITIONRX LIMITED

Name of Subsidiary	State or other Jurisdiction of Incorporation or Organization

Singapore Volition Pte. Limited (100% subsidiary of VolitionRx Limited)	Singapore

Belgian Volition SRL (100% subsidiary of Singapore Volition Pte. Limited)	Belgium

Volition Diagnostics UK Limited (100% subsidiary of Belgian Volition SRL)	United Kingdom

Volition America, Inc. (100% subsidiary of Belgian Volition SRL)	Delaware

Volition Veterinary Diagnostics Development LLC. (87.5% subsidiary of Belgian Volition SRL)	Texas

Volition Global Services SRL (100% subsidiary of VolitionRx Limited)	Belgium